Exhibit 10.49

FORM OF GRAHAM PACKAGING HOLDINGS COMPANY

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GRAHAM PACKAGING COMPANY, L.P.

TRANSACTION BONUS AND RELEASE AGREEMENT

TRANSACTION BONUS AND RELEASE AGREEMENT dated as                     , 2010 and effective as of                     , (the “Agreement”) between Graham Packaging Holdings Company (“Holdings”), Graham Packaging Company, L.P., a Delaware Limited Partnership (“Limited Partnership”, or “L.P.” or “Company”), and Warren D. Knowlton (“Executive”).

WHEREAS, in consideration of (i) the Executive’s efforts which ultimately resulted in facilitating the initial public offering by Graham Packaging Company Inc. (the “Issuer”), (ii) an extension of the Executive’s post-termination restrictive covenants, and (iii) a release of all claims against the Company, Holdings and the Issuer by the Executive, the Company desires to provide to the Executive an IPO Transaction Bonus and Option Exercise Extension upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Affiliate. “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company and/or the Issuer, as applicable. For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.02 Common Stock. “Common Stock” shall mean the common stock, $0.01 par value, of the Issuer.

1.03 Employment Agreement. “Employment Agreement” means the Employment Agreement effective December 4, 2006, among Holdings, the Company and Knowlton, as amended.

1.04 IPO. “IPO” shall mean the initial public offering and sale of shares of the Issuer’s common stock, $0.01 par value, pursuant to a registration statement (file number 333-163956) on Form S-1 for registration under the Securities Act of 1933, as amended (the “Act”).

1.05 IPO Effective Date. “IPO Effective Date” means the first date the Issuer offers and sells its common stock pursuant to a From S-1 registration statement.

1.06 IPO Transaction Bonus. “IPO Transaction Bonus” means the amount payable under this Agreement to the Executive upon the satisfaction of the conditions set forth herein.

1.07 Option Agreement. “Option Agreements” means the Option Agreement effective December 4, 2006 between the Company and the Executive.

1.08 Option Exercise Extension. “Option Exercise Extension” means the 120 day period after the expiration of the post-employment option exercise period in the Option Agreement.

1.09 Vested Option. “Vested Option” means the Executive’s vested right to purchase 894,538 shares of common shares of the Issuer pursuant to the Option Agreement.

ARTICLE 2

TRANSACTION BONUS & OPTION EXTENSION

2.01 IPO Transaction Bonus. In the event that an IPO occurs on or before March 30, 2010, the Company shall pay Executive an IPO Transaction Bonus equal to seven hundred fifty thousand dollars ($750,000).

2.02 Payment and Distribution of the IPO Transaction. The Executive’s IPO Transaction Bonus shall be paid to the Executive within 30 days following the IPO Effective Date but in no event before the 7-day revocation period described in Section 3.02B below expires without revocation.

2.03 Option Exercise Extension. Section 7(a) of the Option Agreement shall be deleted and replaced with the following to reflect the Option Exercise Extension as follows”

“After Optionee’s termination of employment for any reason, all unvested Options will be forfeited immediately, and all vested options shall remain exercisable until the lesser of (i) two hundred and forty (240) days following the Optionee’s date of termination or (ii) the remaining term of the Option; or”

2.04 Other Compensation. The IPO Transaction Bonus shall not be deemed to be compensation, bonus, or earnings for purposes of calculating any other payment or benefit from the Company or its Affiliates, including, without limitation, severance of any kind.

ARTICLE 3

EXECUTIVE OBLIGATIONS

3.01 Post-Termination Limitations. The term “Restricted Period” as defined in Section 1.39 of the Employment Agreement shall be deleted and replaced with the following:

“Restricted Period” means the period from Executive’s Termination of Employment through December 31, 2013.

3.02 Release of Claims.

A. In consideration of receiving from the Company the payments and benefits provided for in this Agreement, certain of which payments and benefits you may not have otherwise been entitled to receive, you, and your heirs, successors, executors and administrators, intending to be legally bound, permanently and irrevocable agree that your employment will terminate on the Termination Date and to unconditionally release and discharge the Company and any individual or organization related to the Company against whom or which you, your heirs, successors, executors or administrators could assert a claim or whom may be held jointly and severally liable with the Company, including its present, past and future parent, subsidiary and affiliated companies, including, but not limited to Graham Packing Company Inc., principals, partners, joint ventures, directors, officers, employees, stockholders, attorneys, agents, and successors and assigns from any and all claims, causes of action, suits, debts, demands, lawsuits or other charges whatsoever, known or unknown, directly and indirectly up until the date of this Agreement including, without limitation, any claims under any employee benefit plans of the Company or its affiliates, except for (i) any right to elect continuation healthcare coverage under COBRA at your expense, or (ii) any claims for vested benefit plans, including but not limited to retirement, pension or health insurance plans. The claims or actions released herein include, but are not limited to, those based upon your employment and the termination of such employment, including all claims in law, equity, contract, tort, allegations of wrongful discharge, breach of contract, promissory estoppels, defamation, infliction of emotional distress, and those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability, or any other basis, including, but not limited to, any claim or action under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, Executive Order 11246 relating to Federal affirmative action requirements, the Family Medical Leave Act, the Fair Labor Standards Act, the Labor Management Relations Act, the National Labor Relations Act, the Equal Pay Act, the Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act or any other federal, state, or local law, rule, ordinance, or regulation as presently enacted or adopted and as each may hereafter be amended. You agree that should any other person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, up to and including the date of this Agreement, you will not seek or accept any individual monetary or economic recovery or equitable relief in such civil action, suit or legal proceeding. This release does not give up your rights, if any, to any rights or claims which cannot legally be waived by this Agreement, including without limitation, unemployment compensation claims, workers’ compensation claims or the ability to file certain administrative claims.

B. With respect to any claim that Executive might have under the Age Discrimination in Employment Act of 1967, as amended, Executive acknowledges the following: (i) the waiver of any rights or claims under the Age Discrimination in Employment Act of 1967 is in exchange for the consideration reflected in this Agreement; (ii) the Executive is not waiving rights or claims that may arise after the date of this Agreement; and (iii) the Executive has been advised by this written Agreement to consult with an attorney prior to executing this Agreement. The Executive also acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement. At Executive’s option and sole discretion, Execute may waive the twenty-one (21) day review period and execute this Agreement before the expiration date of twenty-one (21) days if given a reasonable period of time within which to consider this Agreement and Executive’s waiver is made freely and voluntarily, without duress or any coercion by any other person. Executive and the Company agree that the Executive shall have a period of seven (7) days following the execution of this Agreement within which to revoke this Agreement.

C. The Company’s offer to executive under this Agreement and the payments and benefits set forth herein is not intended to, and shall not be construed as, any admission of liability to Executive of any improper conduct on the part of the Company, all of which the Company specifically denies. Except as otherwise provided herein, Executive acknowledges that upon payment of the amounts and benefits set forth herein, the Company will have satisfied any and all obligations owed to the Executive other than those set forth in the Employment Agreement. Executive certifies that the following: (i) Executive has read the terms of this Agreement, (ii) Executive has been advised in writing to consult with an attorney of his own choice prior to executing this Agreement, (iii) Executive had an opportunity to do so, (iv) Executive understand this Agreement’s terms and effects, (v) Executive has in fact been advised by counsel of his own choosing, and (vi) Executive is satisfied with the representation provided by his counsel. Executive further certifies that neither the Company, nor any representative of the Company, has made any representations to you concerning this Agreement other than those contained herein. Executive further acknowledge that the terms and language of this Section 3.02 of the Agreement were the result of negotiations with the Company and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

D. If any provision of this Section 3.02 of the Agreement or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

3.03 Lock-up. Executive promises to execute a lock up agreement (restricting his ability to sell any shares in the Issuer that he may own now or in the future) in substantially the form prescribed by the underwriters of the IPO and attached hereto on Exhibit A

ARTICLE 4

MISCELLANEOUS

4.01 Amendment. This Agreement may not be amended, suspended, discontinued or terminated at any time without the written consent of all of the parties hereto.

4.02 No Limitation on Company Actions. Nothing contained in the Agreement shall be construed to prevent Company from taking any action that is deemed by it to be appropriate or in its best interest. Neither the Executive nor any other person shall have any claim against Company as a result of such action.

4.03 Obligations to Company. If the Executive becomes entitled to a distribution of benefits under this Agreement, and if at such time the Executive has outstanding any debt, obligation, or other liability representing an amount owing to Company, then Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Company.

4.04 Nonalienation of Benefits. Except as expressly provided herein, the Executive shall not have the power or right to transfer, alienate, or otherwise encumber the Executive’s interest under the Agreement.

4.05 Protective Provisions. The Executive shall cooperate with Company by furnishing any and all information requested by Company in order to facilitate the payment of benefits hereunder.

4.06 Withholding Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Agreement, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Executive. The Executive, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

4.07 Severability. If any provision of this Agreement is held unenforceable, the remainder of the Agreement shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Agreement.

4.08 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws.

4.09 Headings. Headings are inserted in this Agreement for convenience of reference only and are to be ignored in the construction of the provisions of the Agreement .

4.10 Notice. Any notice or filing required or permitted to be given to the Company under this Agreement shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Company may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Graham Packaging Holdings Company

Name: Title:

Graham Packaging Company, L.P.

Name: Title:

Warren D. Knowlton

EXHIBIT A

[LOCK-UP AGREEMENT]